Exhibit 10.2

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is made and entered into as of August 31, 2026 (the “Effective Date”) between Charging Robotics Ltd. (the “Borrower”), and Clearmind Medicine Inc. (the “Lender”). Each of the Lender and the Borrower shall be referred to as “Party” and together as the “Parties”. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Share Purchase Agreement (as defined below).

WHEREAS,	on August 31, 2026, the Borrower and the Lender entered into that certain Share Purchase Agreement in the form attached hereto as Exhibit A (the “Share Purchase Agreement”), pursuant to which the Lender subscribed to 149 of the Borrower’s Ordinary Shares at a total purchase price equal to US$2,500,000 (US$ $16,778 per share), representing 51% of the Borrower’s post transaction issued and outstanding share capital; and

WHEREAS,	the Lender agrees to make available to the Borrower, a loan (the “Loan”) in the aggregate principal amount of US$1,500,000 and the Borrower agrees to receive Loan from the Lender, under the terms and conditions set forth herein.

NOW, THEREFORE, it is declared and stipulated between the parties as follows:

1.	Loan Amount; Interest; Utilization of the Loan

1.1.	Subject to the terms and conditions of this Agreement, on the Effective Date, the Lender shall make available to the Borrower a loan in an aggregate principal amount of US$1,500,000 (the “Commitment”).

1.2.	The outstanding principal amount of the Loan shall bear simple interest at a rate of 4% per annum (the “Interest”), accruing from the Effective Date until the date the Loan is repaid in full.

1.3.	The Interest will be calculated on the basis of the actual number of days elapsed in a year consisting of 365 days.

1.4.	The outstanding principal amount of the Loan, together with all accrued and unpaid Interest thereon, shall be repaid in accordance with the terms of this Agreement.

2.	Loan Repayment

Unless earlier repaid in accordance with the terms of this Agreement, the outstanding principal amount of the Loan, together with all accrued and unpaid interest thereon (collectively, the “Loan Amount”), shall become due and payable on the third (3nd) anniversary of the Effective Date (the “ Repayment Date”); provided, however, that if, as of such date, the Borrower has not generated positive cash flow from its operating and financing activities together with available financing sources,, as reflected in its most recently completed financial statements prepared in accordance with IFRS and consistently applied, the Repayment Date shall automatically be extended, the outstanding principal amount shall continue to bear interest at the rate of four percent (4.0%) per annum, and the Loan shall become due and payable on the first date thereafter on which the Borrower has generated positive cash flow from its operating and financing activities together with available financing sources to repay the Loan Amount, as reflected in its most recently completed financial statements prepared in accordance with IFRS and consistently applied.

2.1.	Notwithstanding anything to the contrary, the Borrower may elect to repay a part or all of the Loan Amount earlier than contemplated in Section 2.1 with no penalty, premium or other fee or payment.

2.2.	Payment to the Lender of the Loan Amount shall be made in USD, only by wire transfer of immediately available funds to the Lender’s bank account, the details of which shall have been provided in writing to the Borrower, no later than three (3) Business Days in advance of the Repayment Date.

2.3.	Upon full repayment of the Loan Amount, all rights of the Lender with respect to this Agreement shall terminate.

2.4.	The Borrower may deduct or withhold from any payment under this Agreement any taxes required to be deducted or withheld by applicable law. The Borrower shall timely remit any such amounts to the applicable governmental authority, and the amount so deducted or withheld shall be deemed paid to the Lender for all purposes under this Agreement.

3.	Events of Default.

3.1.	Notwithstanding the aforesaid, the Lender may declare the entire Loan Amount, due and payable at any time upon the earlier of any of the following events:

3.1.1.	the Borrower fails to pay any principal, Interest or any other amount payable under this Agreement within fifteen (15) Business Days after the date on which such payment becomes due;

3.1.2.	the Borrower commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness;

3.1.3.	the Borrower makes a general assignment for the benefit of, or a composition with, its creditors;

3.1.4.	the Borrower passes any resolution or takes any corporate action, or a petition is presented or proceedings are commenced, or any action is taken by any person for the winding-up, dissolution, or re-organization or for the appointment of a liquidator, receiver, trustee or similar officer of the Borrower or of any or all of its revenues or assets; or

3.1.5.	any distress, execution, attachment or other legal process is levied, or enforced on or sued against all or any material part of the property or assets of the Borrower.

3.2.	The Borrower shall notify the Lender in writing within 48 hours from the time such event first becomes known to the Borrower.

4.	Miscellaneous

4.1.	Entire Agreement. This Agreement is the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and arrangements between the parties hereto with respect to the subject matter hereof.

4.2.	Waiver. A failure by any of the parties to this Agreement to assert its rights for or upon any breach of this Agreement or any such other agreement shall not be deemed a waiver of such rights nor shall any waiver be implied from any act. No waiver in writing by a Party with respect to any right shall extend its effect to any subsequent breach either of like or different kind.

4.3.	Severability. In the event that any part or parts of this Agreement shall be held illegal or null and void by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining parts of this or such agreement and they shall remain in full force and effect as if such part or parts determined illegal or void had not been included herein;

4.4.	Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other parties.

4.5.	Relationship with the Share Purchase Agreement. This Agreement is entered into pursuant to, and forms part of, the transactions contemplated by the Share Purchase Agreement. Except as expressly provided herein, nothing in this Agreement shall be deemed to amend, modify or supersede any provision of the Share Purchase Agreement. In the event of any conflict between the terms of this Agreement and the Share Purchase Agreement with respect to the Loan or any other matter expressly governed by this Agreement, the terms of this Agreement shall govern.

4.6.	Applicable Law and Dispute Resolution. This Agreement shall be governed by and construed solely in accordance with the laws of the Province of Ontario, Canada without reference to principles and laws relating to conflict of laws. The Parties agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought before the competent courts in Toronto, Ontario, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts in any such proceeding.

4.7.	Headings. The headings of the paragraphs of this Agreement are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

4.8.	Counterparts: This Agreement and any amendment hereto may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same agreement.

4.9.	Amendments. This Agreement may be amended only by the written consent of both Parties.

4.10.	Notices. Notices to be served hereunder shall be in writing as hereinafter provided and shall be served upon the parties at the address specified in the Share Purchase Agreement. Notices served by registered airmail shall be deemed served on the day of actual delivery by the addressee’s receipt, or at the expiration of the 7th (seventh) day after the date of mailing, whichever is earlier. Notices served by e-mail shall be deemed to be in writing and to have been served within 12 (twelve) hours of dispatch.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have hereunder executed this Agreement as of the date written above.

Charging Robotics Ltd.	Clearmind Medicine Inc.
Name:	Name:
Title:	Title:

Name:
Title:

[Signature page – Charging Robotics Ltd. / Clearmind Medicine Inc. – Loan Agreement]

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